Exhibit-10.1
SALES AGENCY AGREEMENT
This Agreement is made as of May 16, 2007, by and between MedAire Inc, having its registered office at Level 27, AMP Centre, 50 Bridge Street, Sydney NSW 2000, Australia, in care of Baker & McKenzie, attention Steven Glanz (the “Company”), Aviation Assistance Services Pte Ltd having its registered office at 331 North Bridge Road, #17-00 Odeon Towers, Singapore 188720 (the “Sales Agent”) and, for the purposes of Clauses of 7, 9 to 15 of this Agreement only, International SOS Pte Ltd having its registered office at 331 North Bridge Road, #17-00 Odeon Towers, Singapore 188720 (“Intl.SOS”).
     1. Appointment of Sales Agent.
          (a) Appointment. Sales Agent’s Location(s)/Territory. Upon the terms and conditions of this Agreement, the Company hereby appoints the Sales Agent as an authorized exclusive sales agent of the Company’s products and services set out in Annex 1 attached hereto (collectively referred to as the “Services”) in the countries listed in Annex 2 attached hereto (the “Territory”) and the Sales Agent hereby accepts such appointment.
          (b) Performance Measures. At least 30 days prior to the end of each calendar year during the term of this Agreement, the parties will agree upon sales targets for Sales Agent to meet for the following year. [ * ] The Company and the Sales Agent agree that the Sales Agent shall achieve at least [ * ] % of the agreed sales target each year.
          (c) Amendments to Annexes. The parties may by mutual agreement amend the Annexes from time to time to add or remove the Services and/or modify the Territory.
          (d) Prohibitions on Company. During the term of this Agreement, the Company shall not engage in the following activities directly or indirectly whether by itself or in conjunction with another party in the Territory subject to Clauses 12, 13, and 14 of this Agreement:
(i) appoint or be represented by other or additional sales agents for the Services except for account management booked by the Company as more fully described in Clause 1(g) below;
(ii) make sales directly of the same or functionally similar Services to customer purchasing offices located in the Territory; and/or
(iii) market or sell Services, on a direct basis, to any customer purchasing offices located in the Territory.
          (e) Addition, Discontinuance and Modification of Services. The Company shall give written notice of at least 60 days to the Sales Agent in the event it wishes to introduce new services for sale in the Territory, discontinue any of the Services and/or make changes in the design, packaging, or pricing, of any of such Services being provided in the Territory and shall consult with the Sales Agent regarding any issue which the Sales Agent may have or transition plan as may be requested.

*Omitted and filed separately with the Commission pursuant to an application for confidential treatment

          (f) The Sales Agent and the Company will jointly promote the sale and/or marketing of the agreed Services under the Company’s trademarks, brands, service marks and product names listed in Annex 1 (the “MedAire Trademarks”) in the Territory.
          (g) The Sales Agent will provide account management for MedAire contracted services in accordance with commercially standard account management practices, such as ensuring all customer queries are efficiently and quickly answered; ensuring renewals of contracts are managed correctly; assisting the Company with collections; and maintaining relationships, to all accounts except for those clients who have contracts with the Company at the date of this Agreement and who are account-managed by the Company and who have been nominated by the Company as per the list of accounts in Annex 5. During the term of this Agreement, the Company may from time to time ask the Sales Agent to assist in the account management of any of such excepted clients and/or relinquish its right in the account management of any such excepted clients, whereupon the Sales Agent will provide account management to such excepted clients, or cancel such relinquishment. In all cases, any such changes require the Company to advise the Sales Agent in writing and such change will become effective 7 days from the date that the Sales Agent receives the written notice.
          (h) At least 30 days before the beginning of each financial year, the Sales Agent will declare to the Company its general and administration expense budget for that financial year.
     2. Payment and Accounts.
          (a) Invoicing of customers shall be made by the Company or in special cases, as otherwise mutually agreed.
          (b) The Sales Agent shall be responsible to assist in the collection of Services sales debts as mutually agreed.
          (c) The Sales Agent shall be paid commissions according to Annex 3 for its efforts in the distribution of the Services in the Territory.
     3. MedAire Trademarks. The Sales Agent shall have the right hereunder to represent that it is “an Authorized Sales Agent of MedAire Services”. Any other use by the Sales Agent of the MedAire Trademarks must be in a form and format approved by the Company in advance of such usage, and in all cases Sales Agent agrees to comply with the Company’s reasonable quality control requirements relating to use of the MedAire Trademarks.
     4. Promotional Materials. During the term of this Agreement, the Company shall take reasonable action to assist the Sales Agent in the Sales Agent’s efforts to promote and sell the Services and promote the MedAire Trademarks, including the provision of reasonable quantities of support materials such as service information and sales or brand promotional literature, and Sales Agent shall use such materials in its promotional and sales activities under this Agreement and in accordance with the annual budget guidelines specified in Section 5.(d). Sales Agent agrees to represent the Services consistent with the marketing and sales materials provided by the Company and not to make any representations or warranties that are not expressly set forth therein and Sales Agent shall not otherwise make any misrepresentations regarding the Company or the Services.

     5. Duties of the Sales Agent.
          (a) Marketing Activities. The Sales Agent agrees to use its reasonable efforts to promote the Services in the Territory. The Sales Agent shall at all times during the term of this Agreement devote itself primarily to promoting and selling the Services in the Territory, consistent with requirements to achieve results as described in 1(b).
          (b) Compliance with Law. The Sales Agent shall comply with all laws, ordinances and regulations applicable to the Sales Agent’s distribution of the Services.
          (c) Selling and Distribution Expenses. The Sales Agent shall pay and discharge, and the Company shall have no obligation to pay for, any expenses or costs incurred by the Sales Agent in connection with its selling and distribution of the Services.
          (d) Promotion and Marketing Expenses. The Sales Agent shall pay and discharge, and the Company shall reimburse mutually agreed upon expenses or costs incurred by the Sales Agent in connection with its promotion and marketing of the Services and the MedAire Trademarks for any mutually agreed activities. [ * ]
          (e) Reports. Within fifteen (15) days after the end of each calendar month, the Sales Agent shall submit a written report to the Company setting forth in reasonable detail [ * ]. The Company reserves the right to have reasonable access to the account files maintained by Sales Agent subject to the Company giving Sales Agent prior written notice of at least 30 days.
          (f) Standards. The Sales Agent shall adhere to reasonable quality standards mutually agreed between the Sales Agent and the Company in terms of distribution of the Services.
          (g) The Company may request the Sales Agent to set up an operations capability on behalf of the Company for the provision of services that may be required in the future subject to mutually agreed terms and conditions between the Company and the Sales Agent, such terms and conditions to be attached as an Annex to this Agreement.
          (h) The Sales Agent commits to investing in the resources required as set out in Annex 4.
          (i) From time to time, in order to facilitate the understanding by the customer of the Company’s culture and at the request of the Company, the Sales Agent will arrange meetings between the Company’s representatives and such customers.

*Omitted and filed separately with the Commission pursuant to an application for confidential treatment

          (j) The Company may request the Sales Agent to incorporate a MedAire business development sales person on a secondment basis into the Sales Agent’s sales team subject to the costs of such secondment being borne by the Company and the ratio of such secondments to Sales Agent’s sales staff being not more than 1 to 4.
     6. Company Commitments
          (a) The Company will provide sales support and assistance including but not limited to reference material, sales collateral, customer testimonials, calls by technical specialists and calls by product specialists, relevant to the Services that will be sold by the Sales Agent in accordance with the annual budget guidelines specified in Section 5. (d).
          (b) The Company will provide training to the Sales Agent’s staff under the Company’s credentialized programs [ * ]. Each party will bear their own costs and expenses (including for their respective employees) in connecting with traveling to and attending such programs. [ * ].
          (c) The Company will provide its processes, support, tools and provider’s list for the sourcing of equipment as requested by the Sales Agent to service clients on such terms and conditions as may be mutually agreed between the Sales Agent and the Company.
     7. Intl.SOS Commitments. In consideration of the Company appointing the Sales Agent as an exclusive sales agent of the Services in the Territory, Intl.SOS hereby guarantees the due performance by the Sales Agent of its duties and obligations under this Agreement and undertakes to, in the event the Sales Agent shall fail to so perform, carry out and perform such duties and obligations as if Intl.SOS were named as a party to such duties and obligations instead of the Sales Agent.
     8. Non-poaching. The Company and the Sales Agent mutually agree that neither party shall without the other’s prior written consent either during or within six months after the termination or expiry of this Agreement directly or indirectly, engage, employ or otherwise solicit for employment any person who during the relevant period was an employee or sub-contractor of the other.
     9. Confidential Information and Intellectual Property
          (a) Definition. As used in this Section, “Confidential Information” means information developed by or for each party which is not otherwise generally known in any industry in which that party is or may become engaged and includes, but is not limited to, information developed by or for that party, whether now owned or hereafter obtained, concerning plans, marketing and sales methods, materials, processes, procedures, devices utilized by that party, prices, quotes, suppliers, manufacturers, customers with whom that party deals (or organizations or other entities or persons associated with such customers), trade secrets and other confidential information of any type, together with all written, graphic and other materials relating to all or any part of the same.
          (b) Non-Disclosure and Non-use. Except as authorized in writing by the disclosing party or disclosure in connection with this Agreement, the receiving party shall not at any time, either

*Omitted and filed separately with the Commission pursuant to an application for confidential treatment during or after the term of this Agreement, disclose or use, directly or indirectly, any Confidential Information of which the receiving party gains knowledge during or by reason of this Agreement.
     (c) Intellectual Property.
(i) Company Materials. All intellectual property, including without limitation, drawings, specifications, designs and other data of any nature , including modifications, customizations, upgrades or enhancements and derivative works thereof, developed or acquired by or on behalf of the Company and its affiliates shall remain the property of the relevant Company or Company affiliate and the Sales Agent shall have a non-exclusive license to use and reproduce such Company Materials for the purposes of the performance by the Sales Agent of the Services during the term of this Agreement only provided that the Sales Agent shall not use, reproduce, publish, modify, adapt, expand, sell, sub-license, transfer or otherwise dispose of, any or all of such Company Materials, for any unauthorized purposes. The Company and its respective affiliates shall retain all rights, title and interest in and to such materials, including, without limitation, patents, copyrights and other intellectual property rights in any ideas, concepts, designs, inventions, and expressions embodied in such materials.
(ii) Intl.SOS Materials. All intellectual property, including without limitation, drawings, specifications, designs and other data of any nature, including modifications, customizations, upgrades or enhancements and derivative works thereof, developed or acquired by or on behalf of Intl.SOS and its affiliates shall remain the property of the relevant Intl.SOS or Intl.SOS affiliate and the Sales Agent shall have a non-exclusive license to use and reproduce such Intl,SOS Materials for the purposes of the performance by the Sales Agent of the Services during the term of this Agreement only provided that the Sales Agent shall not use, reproduce, publish, modify, adapt, expand, sell, sub-license, transfer or otherwise dispose of, any or all of such Intl.SOS Materials, for any unauthorized purposes. Intl.SOS and its respective affiliates shall retain all rights, title and interest in and to such materials, including, without limitation, patents, copyrights and other intellectual property rights in any ideas, concepts, designs, inventions, and expressions embodied in such materials.
(iii) Sales Agent Materials. All intellectual property, including without limitation, drawings, specifications, designs and other data of any nature, including modifications, customizations, upgrades or enhancements and derivative works thereof, developed or acquired by or on behalf of the Sales Agent shall remain the property of the Sales Agent, except to the extent that they include or are derivatives of Company Materials or Intl.SOS Materials as described above, in which case, they remain Company Materials or Intl.SOS Materials, as applicable. The Sales Agent shall retain all rights, title and interest in and to such materials (i.e. those materials that aren’t Company Materials or Intl.SOS Materials or derivatives thereof), including, without limitation, patents, copyrights and other intellectual property rights in any ideas, concepts, designs, inventions, and expressions embodied in such materials.
(iv) Joint Developments. Ownership of all drawings, specifications, designs and other data of any nature, including modifications, customizations, upgrades or enhancements and derivative works thereof, developed or acquired jointly by or on behalf of the Company and Intl.SOS in connection with the Services shall be determined by mutual agreement prior to commencement of such joint activity, but the Sales Agent shall have a non-exclusive license to use and reproduce such Joint Developments for the purposes of the performance by the Sales Agent of the Services only provided that the Sales Agent shall not use, reproduce, publish, modify, adapt, expand, sell, sub-license, transfer or otherwise dispose of, any or all of such Joint Developments, for any unauthorized purposes. Each of the Company and Intl.SOS shall retain such rights, title and interest in and to such materials, including, without limitation, patents, copyrights and other intellectual property rights in any ideas, concepts, designs, inventions, and expressions embodied in such materials, as the parties mutually agree upon.
(v) Restrictions. Each party shall not, and it shall procure that its affiliates shall not, without that party’s consent alter, delete, change, modify vary, reverse, assemble, reverse compile, copy, reproduce, enhance, prepare derivative works of, distribute, translate or otherwise tamper with that party’s materials (as respectively described in sub-clauses 9(b) (i) to (iv) above) in any form.
(vi) Reproductions. The Sales Agent shall ensure that any and all reproductions of the Company Material, Intl.SOS Materials and the Joint Developments shall bear the relevant party’s assertion of ownership of intellectual property right statement as may be reasonably requested by that relevant party.
(vii) Return of Intellectual Property. Upon the expiration or termination of this Agreement, each party shall and shall ensure that its affiliates shall return all of the materials that belong to or are under license from third party to the other party or the other party’s affiliates as the case may be and, if requested by the other party or its affiliates, shall permanently delete all such materials from that party or that party’s affiliate’s computer systems and computer storage devices and shall certify the same to the other party or the other party’s affiliates in writing.
10. Indemnities
     (a) Intellectual Property Indemnity, including Patent and Trademark Indemnity. Each party will defend the other parties and their respective affiliates (the “Indemnified Parties”) at its expense any legal proceeding brought against any or all of the Indemnified Parties based on a claim that an intellectual property right, such as copyright or patent or trademark or trade secret, of that party infringes upon a copyright or patent or trademark or trade secret or other intellectual property right, provided that that party is notified promptly and given full authority, information and assistance for such defense. That party will pay all damages, costs and expenses (including reasonable attorneys’ fees if that party does not assume the defense hereunder) incurred by the Indemnified Parties, but will not be responsible for any compromise made without that party’s consent.

     (b) The Company agrees to indemnify, defend and hold Intl.SOS and the Sales Agent, and their respective affiliates and their respective their respective insurance carriers, parents, subsidiaries, affiliates, officers, directors, representatives, assignees, employees, volunteers, agents, shareholders and contractors (collectively referred to as the “Intl.SOS Indemnified Parties”) harmless from and against any and all manner of action, causes of action, suits, debts, accounts, warranties, damages, attorney’s fees, claims and demands, liabilities of every kind and character, (including reasonable legal fees which may be incurred by the Intl.SOS Indemnified Parties if the Company does not assume the defense hereunder against a claim for which indemnification is required) brought by any party against any or all of the Intl.SOS Indemnified Parties, howsoever arising out of or pertaining to or in connection with any or all of the Services, including but not limited to any claim grounded in product liability, such as but not limited to defective materials or defective manufacturing, negligence, or breach of warranty or representation, provided that such indemnity, defense and hold harmless obligations shall not apply to the extent they relate to negligent or wrongful conduct by any Int’l SOS Indemnified Party or to a breach of this Agreement by Sales Agent or Intl.SOS. Intl.SOS and Sales Agent agree to indemnify, defend and hold the Company, and its affiliates and their respective insurance carriers, parents, subsidiaries, affiliates, officers, directors, representatives, assignees, employees, volunteers, agents, shareholders and contractors (collectively referred to as the “Company Indemnified Parties”) harmless from and against any and all manner of action, causes of action, suits, debts, accounts, warranties, damages, attorney’s fees, claims and demands, liabilities of every kind and character, (including reasonable legal fees which may be incurred by the Company Indemnified Parties if Sales Agent or Intl.SOS does not assume the defense hereunder against a claim for which indemnification is required) brought by any party against any or all of the Company Indemnified Parties, howsoever arising out of or pertaining to or in connection with negligent or wrongful conduct by any Int’l SOS Indemnified Party or to a breach of this Agreement by Sales Agent or Intl.SOS.
     11. Disclaimer. Notwithstanding anything else contained in this Agreement, save for the confidentiality obligations in Clause 9 and the indemnity obligations in Clause 10 above, each party shall not be liable to the other parties for loss of profits, loss of use and/or interruptions to business, and indirect or consequential loss or damage, howsoever arising, whether out of negligence or otherwise in connection with this Agreement.
     12. Term. This Agreement shall be valid and existing unless otherwise terminated in accordance with this Agreement.
     13. Termination without Cause. A party may terminate this Agreement without cause by giving the other party a prior written notice of at least 365 days, such termination to take effect on the day immediately following the last day of such notice period, and further provided that after 180 days from delivery of notice of termination, the Agreement shall automatically become non-exclusive and Section 1(d) shall no longer apply.
Upon such termination, the Company shall pay the following to the Sales Agent:
          (a) commissions relating to Renewals (as defined in Annex 3) for [ * ] following such termination, and the Company shall declare and submit to the Sales Agent an account of revenues for such period certified by a public accountant

*Omitted and filed separately with the Commission pursuant to an application for confidential treatment

          (b) a full reimbursement amounting to [ * ]:
     [ * ]
     14. Termination With Cause.
          (a) A party hereto shall have the right to terminate this Agreement immediately by serving notice of termination to the other parties if:
(i) any of the other parties has become unable to pay its debts or is insolvent or goes into liquidation or has its authorization to do business withdrawn.
(ii) any of the other parties shall have failed to fulfill its obligations under this Agreement and also have failed to correct such failure within fourteen (14) days after receipt of written notice.
          (b) In the event of a breach of the performance measures referred to in Clause 1(b) above which fails to be rectified by the Sales Agent within 60 days after written notification by the Company to the Sales Agent, or in the event that the parties fail to agree upon the next year’s sales target for the Sales Agent as required under Section 1(b) above, the Company shall have the right within the next 6 weeks to terminate this Agreement forthwith.
          (c) Upon the termination of this Agreement under this Clause 14, the Company shall pay to the Sales Agent the following:
(i) commissions relating to Renewals (as defined in Annex 3) for [ * ] following such termination, and the Company shall declare and submit to the Sales Agent an account of revenues for such period certified by a public accountant
(ii) a full reimbursement amounting to [ * ]:
     [ * ]
     15. Additional Consequences of Termination. Following termination of this Agreement whether with or without cause, the following consequences shall follow:
          (a) Each party shall return to the respective other parties on the last day of termination of this Agreement or at the request of such other party destroy, all forms and documents, including the electronic form thereof, held by it bearing the name of such other party, or any of the trademarks, or any other materials of or in relation to such other party, including but not limited to Confidential Information, as such other party may reasonably require at the expense of such other party.
          (b) The Sales Agent shall be entitled to receive [ * ].
          (c) Any termination of this Agreement shall not affect the rights or liabilities of the parties hereto accrued.

*Omitted and filed separately with the Commission pursuant to an application for confidential treatment

          (d) Clauses 8 to 11 and 14 to 15 shall survive any termination or expiration of this Agreement.
16. General.
          (a) Non-waiver of Rights. Forbearance, neglect of failure by the parties hereto to enforce any one of the provisions of this Agreement or to insist upon strict compliance shall not be construed as a waiver of any rights or privileges. A waiver of a past act or circumstance shall not constitute or be a course of conduct or waiver of any subsequent action or circumstance. This term of this Agreement may be waived only by a written instrument signed by the parties hereto. Any waiver shall be effective only in the instance and for the purpose for which it is given.
          (b) Force Majeure. Each party shall be excused from delay or non-performance of any aspect of this Agreement and each party shall have no claim for damage if and to the extent such delay or failure is caused by occurrences beyond the control of that party including, but not limited to, market conditions; acts of God; war, acts of terrorism, riots and civil disturbances; expropriation or confiscation of facilities or compliance with any order or request of governmental authority; strikes, labor or employment difficulties whether direct or indirect; or any cause whatsoever which is not within the reasonable control of that party. That party shall immediately notify the other parties of the existence of any such force majeure condition and the anticipated extent of the delay or non-delivery.
          (c) Arbitration and Jurisdiction. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in New South Wales, Australia in accordance with the New South Wales Commercial Arbitration Act 1984 and any amendments thereto for the time being in force which rules are deemed to be incorporated by reference to this clause and the parties hereto agree to submit to the exclusive jurisdiction of the Courts of New South Wales, Australia. Each party which is a non-resident of Australia appoints the following as its agent for the service of process pursuant to this Agreement:

For the Company:
Level 27, AMP Centre
50 Bridge Street
Sydney NSW 2000, Australia
C/o Baker & McKenzie
Attention Steven Glanz
For the Sales Agent:
International SOS (Australasia) Pty Ltd
Level 5, Challis House, 4 Martin Place
Sydney, NSW 2001
Attention: Group Managing Director
For Intl.SOS:
International SOS (Australasia) Pty Ltd
Level 5, Challis House, 4 Martin Place
Sydney, NSW 2001
Attention: Group Managing Director
          (d) Governing Law. This Agreement shall be governed by the laws of New South Wales, Australia.
          (e) Notices. All notices and communications relating to this Agreement shall be in writing (including facsimile) and sent to the addresses mentioned below:
If to the Company:
Level 27, AMP Centre
50 Bridge Street
Sydney NSW 2000, Australia
c/o Baker & McKenzie
Attention Steven Glanz
If to the Sales Agent:
International SOS (Australasia) Pty Ltd
Level 5, Challis House, 4 Martin Place
Sydney, NSW 2001
Attention: Group Managing Director
If to Intl.SOS:
331 North Bridge Road #17-00 Odeon Towers
Singapore 188720
Fax: 65 6339 6185
Attention: Group Managing Director

          (f) Alterations. The parties may make alterations or additions to this Agreement as they, in their discretion, may mutually agree in writing.
          (g) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions nevertheless shall continue in full force and effect.
          (h) Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
          (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument.
          (j) No Assignment. This Agreement may not be transferred or assigned in whole or in part by any of the parties without the prior written consent of the other parties, which may be withheld or granted in a party’s sole discretion. Upon thirty (30) days prior written notice to the Company, the Sales Agent and/or Intl.SOS may transfer or assign its rights, duties and obligations under this Agreement to any of its parent, subsidiary or other affiliated corporation.
          (k) Independent Contractor Status. The relationship of the parties as between the Company and the Sales Agent/Intl.SOS shall be that of principal and sales agent under this Agreement, and all work and duties to be performed by Intl.SOS, the Sales Agent and the Company as contemplated by this Agreement shall be performed by them each as an independent contractor. Neither Sales Agent nor Intl.SOS shall have the right or authority to bind or obligate the Company in anyway without the Company’s prior written consent.
          (l) Entire Agreement. This Agreement sets forth the full and complete agreement of the parties hereto in respect of the subject matter hereof and merges all prior discussions and correspondence between them relating thereto.
IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers.

Signed for and on behalf of MedAire Inc:
Name:

Signed for and on behalf of International SOS Pte Ltd:
Name:

Signed for and on behalf of Aviation Assistance Services Pte Ltd
Name:

*	Annexes 1 — 5 (pages 12 — 21) omitted and filed separately with the Commission pursuant to an application for confidential treatment.

*	Omitted and filed separately with the Commission pursuant to an application for confidential treatment